WINTHROP REALTY TRUST ANNOUNCES RESULTS FOR
FIRST QUARTER 2015

FOR IMMEDIATE RELEASE

Boston, Massachusetts – May 8, 2015 – Winthrop Realty Trust (NYSE:FUR) (the “Company” or “Winthrop”), which is liquidating and winding down pursuant to a plan of liquidation, announced today its financial and operating results for the first quarter ended March 31, 2015.

Financial Results

Liquidation Basis of Accounting

As a result of the shareholder approval of the plan of liquidation on August 5, 2014, effective August 1, 2014, in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company began reporting its financial results on the liquidation basis of accounting.  The liquidation basis of accounting requires, among other things, that management estimate sales proceeds on an undiscounted basis as well as include in the Company’s assets and liabilities the undiscounted estimate of future revenues and expenses of the Company.  The estimated net assets in liquidation at March 31, 2015 would result in liquidating distributions of approximately $16.39 per common share.  This estimate of future liquidating distributions includes projections of costs and expenses to be incurred during the period required to complete the plan of liquidation.  There is inherent uncertainty with these projections and, accordingly, these projections could change materially based on a number of factors both within and outside of Winthrop’s control including the timing of sales, the performance of underlying assets and any changes in the underlying assumptions of projected cash flows.

This estimate represents an increase in liquidating distributions of $0.06 per common share over the Company’s estimate at December 31, 2014.  The increase is primarily the result of increased liquidation values for the Company’s Chicago, Illinois (One East Erie) property and the Company’s investments in the Sullivan Center and Concord Debt Holdings.  These increases were partially offset by decreases in liquidation values of the Company’s investments in Vintage Housing Holdings and the Company’s luxury residential properties which is the result of projected shorter than previously anticipated holding periods along with an increase in estimated transfer fees associated with the Company’s sale of Vintage.  No change has been made to the valuation of the Company’s investment in 701 Times Square.

Michael L. Ashner, Chairman and CEO stated, “We have initiated the marketing process on several operating properties with the intention of having them under contract by the end of the second quarter.  The execution of our plan of liquidation continues to move at a more accelerated speed than originally anticipated.”

2015 First Quarter Activity and Subsequent Events

Assets Sold

•
44 Monroe – On April 14, 2015 the ST Residential venture in which the Company holds an 83.7% interest sold its apartment building located in Phoenix, Arizona for gross proceeds of $50.65 million.  The entire net proceeds, after closing costs and pro-rations, of approximately $49.14 million were used to pay down the loan collateralized by the remaining properties in the venture reducing the outstanding principal balance to $77.8 million.  The gross liquidation value of the property was $50.65 million at December 31, 2014 and March 31, 2015.

Loans Repaid

•
Edens Center and Norridge Commons – On February 5, 2015 the Norridge, Illinois property was sold, and the Company received a principal payment of $15.28 million in connection with the sale.  The outstanding principal balance on the loan receivable was $157,000 at March 31, 2015.  Upon full satisfaction of the loan, the Company is entitled to an additional payment equal to the greater of  (i) a 14.5% IRR (increasing to 15.5% IRR in March 2017) and (ii) 30% (increasing to 40% after March 2017 and 50% after March 2018) of the aggregate value of Edens Center and Norridge Commons in excess of $115.00 million.

Assets Under Contract for Sale

•
MSREF Luxury Hotel – The luxury hotel assets owned by the MSREF hotel venture in which the Company has an equity interest through its investment in Concord are under contract to be sold.  The sale is scheduled to occur this month.  The amount of the distribution payable to Winthrop from the sale is estimated to be $19.2 million.

•
Vintage Housing Holdings – Winthrop has entered into an agreement to sell its interest in the Vintage Housing Holdings venture for $85.6 million.  The sale, which is subject to customary conditions, including obtaining certain third party consents, is expected to close in the second quarter of 2015.  Winthrop estimates that the net proceeds from the sale will be approximately $82.3 million, which is net of estimated lender transfer fees and $1.4 million of return of capital distributions received during the quarter.

Properties Currently Being Marketed for Sale

•	One East Erie, Chicago, IL – a 126,000 square foot multi-tenanted office property and parking garage
•	Cerritos, CA – a 184,000 square foot multi-tenanted office property
•	Jacksonville, FL – a 588,000 square foot warehouse property leased primarily to Fanatics, Inc.
•	Highgrove Apartments, Stamford, CT – an 18-story luxury residential property containing 92 units owned by the Company’s ST Residential venture.

Loan Modification

•
701 Times Square – the indebtedness encumbering this asset was modified to (i) provide for an additional one year extension option potentially extending the final maturity on the loan, if fully extended, to January 31, 2020 and (ii) permit up to $200 million in 5.9% EB-5 financing (of which $77.8 million has been funded to date), with a corresponding reduction in the existing mezzanine loan borrowing, thereby resulting in interest savings to the venture.  Further, the existing $315 million mortgage loan is in the process of syndication which is expected to result in a further lowering of the rate of the overall financing resulting in additional interest savings to the venture.

Conference Call Information

The Company will host a conference call to discuss its first quarter 2015 activities today, Friday, May 8, 2015 at 12:00 PM Eastern Time.  Interested parties may access the live call by dialing (877) 407-9205 or (201) 689-8054, or via the Internet at www.winthropreit.com within the News and Events section.  An online replay will be available for one year.  A replay of the call will be available through June 8, 2015 by dialing (877) 660-6853; conference ID 13606271.

About Winthrop Realty Trust

Winthrop, headquartered in Boston, Massachusetts, is a NYSE-listed real estate investment trust (REIT).  Winthrop’s shareholders recently adopted a plan of liquidation pursuant to which Winthrop is liquidating and winding down and, in connection therewith, is seeking to sell its assets in an orderly fashion to maximize shareholder value.  For more information, please visit our web-site at www.winthropreit.com.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements in this release state the Company’s and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements for which the Company claims the protections of the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995.  It is important to note that future events and the Company’s actual results could differ materially from those described in or contemplated by such forward-looking statements.  Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes, (vi) changes in accessibility of debt and equity capital markets and (vii) defaults by borrowers on loans.  Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission, copies of which may be obtained from the Company or the Securities and Exchange Commission.  The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the Company's most recent Annual Report on Form 10-K, as may be updated or supplemented in the Company's Form 10-Q filings, which discuss these and other factors that could adversely affect the Company's results.

CONSOLIDATED STATEMENT OF NET ASSETS
(Liquidation Basis)
(unaudited, in thousands)

	March 31,	December 31,
	2015	2014
ASSETS
Investments in real estate	$561,300	$557,325
Equity investments	393,780	389,921
Cash and cash equivalents	56,264	127,583
Restricted cash held in escrows	6,946	5,831
Loans receivable	8,464	24,005
Secured financing receivable	29,210	29,210
Accounts receivable	1,116	1,468
Loan securities	-	918
TOTAL ASSETS	1,057,080	1,136,261

LIABILITIES
Mortgage loans payable	296,174	296,954
Senior notes payable	71,255	71,265
Liability for non-controlling interests	45,901	46,564
Liability for estimated costs in excess of estimated receipts during liquidation	35,391	31,253
Dividends payable	1,136	82,353
Accounts payable, accrued liabilities and other liabilities	7,980	10,794
Related party fees payable	2,073	2,374
TOTAL LIABILITIES	459,910	541,557

COMMITMENTS AND CONTINGENCIES
Net assets in liquidation	$597,170	$594,704

Further details regarding the Company’s results of operations, properties, joint ventures and tenants are available in the Company’s Form 10-Q for the quarter ended March 31, 2015 which will be filed with the Securities and Exchange Commission and will be available for download at the Company’s website www.winthropreit.com or at the Securities and Exchange Commission website www.sec.gov.

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Contact Information:

AT THE COMPANY

John Garilli
Chief Financial Officer
(617) 570-4614